Exhibit 99.1
Caterpillar Inc.
2Q 2007 Earnings Release

FOR IMMEDIATE RELEASE

Caterpillar Posts Record Second-Quarter Sales and Revenues;
Reaffirms Full-Year Profit Per Share Outlook

Continued strength outside North America offsets
weakness in on-highway truck engines and North American construction

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) today reported record second-quarter sales and revenues of $11.356 billion. The company also reported profit of $823 million, or $1.24 per share, for the second quarter ending June 30, 2007.

“We’re pleased with second-quarter sales and revenues which demonstrated the strength of our global reach. Sales growth outside of North America largely offset the impact of the planned decline in North American dealer machine inventories, the severe drop in demand for on-highway truck engines and weakness in North American construction markets,” said Chairman and Chief Executive Officer Jim Owens. “Sales and revenues were up 7 percent from last year’s second quarter. The strength of economies outside of North America, our broad global footprint and growth in diversified service businesses all helped us deliver higher sales.”

Sales and revenues of $11.356 billion increased $751 million from the second quarter of 2006. The increase was a result of:

▪	$943 million improvement in sales volume outside North America
▪	$411 million of sales from Progress Rail, which was acquired in June of 2006
▪	$198 million of higher sales related to the impact of currency
▪	$168 million of improved price realization, despite an unfavorable geographic sales mix
▪	$ 94 million of additional Financial Products revenues.

The increase was partially offset by a $1.063 billion decline in physical sales volume in North America, which was largely a result of the following three factors:

▪
Dealer Machine Inventories—North American dealers reduced inventory, as planned, by about $800 million during the second quarter of 2007 as compared with a $200 million reduction in the second quarter of 2006. The improvement this year is a joint effort with dealers, is a key element of the Cat Production System (CPS) and is consistent with our goal of improving velocity throughout the value chain.

▪	On-highway truck—a $366 million drop in on-highway truck engine sales.
▪	Weak construction activity in North America, notably U.S. housing related markets, resulted in lower sales.

Profit of $823 million was down $223 million from the second quarter of 2006, and profit per share (PPS) decreased $0.28—from $1.52 per share in the second quarter of 2006 to $1.24.

“Disappointing earnings in the second quarter were attributable to the sharp negative swing in on-highway truck engine profitability, weakness in North American machine sales, continued selected supply chain disruptions and higher material costs,” said Owens. “Manufacturing costs were also higher, in part, due to transitional costs associated with the launch of the Cat Production System,” added Owens.

“While costs were a challenge, we were pleased with the spectacular sales growth outside North America and the performance of our engine businesses other than on-highway truck. As we look forward, we’re encouraged by the strength of our order board overall, particularly for our large machines and engines,” said Owens.

Outlook
Caterpillar is maintaining its full-year outlook for profit per share. The company expects full-year sales and revenues of about $44 billion, up from $41.5 billion in 2006, and profit in a range of $5.30 to $5.80 per share, up from $5.17 per share in 2006.

“With six months under our belt we’re confident in the top-line and have adjusted our expectation for sales and revenues to about $44 billion,” said Owens. “While we have more work to do on costs, we are maintaining our per share profit outlook of between $5.30 and $5.80 for the full year. We expect core operating cost comparisons to improve and are taking action to lower discretionary spending. However, we’ll continue to aggressively implement the Cat Production System. We know that CPS deployment and 6 Sigma discipline are the keys to realizing our 2010 targets for safety, quality, velocity and PPS growth.

“Given the substantial investments that we are making in new product technology, expanded capacity, CPS deployment and selective acquisitions, I’m more confident than ever that we’ll deliver solid top-line growth and our goal of 15-20 percent average annual growth in PPS to 2010. Our leadership team is committed to delivering these results, and we have a good line of sight to achieving these goals,” Owens said.

(Complete outlook begins on page 12.)

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2006 sales and revenues of $41.517 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at http:/ www.cat.com.

Caterpillar contact: Rusty Dunn, Corporate Public Affairs, (309) 675-4803

Note: Glossary of terms included on pages 22-23; first occurrence of terms shown in bold italics.

Key Points

Second Quarter 2007 (Dollars in millions except per share data)
	Second Quarter 2006	Second Quarter 2007	$ Change	% Change

Machinery and Engines Sales	$9,956	$10,613	$657	7%
Financial Products Revenues	649	743	94	14%

Total Sales and Revenues	10,605	11,356	751	7%

Profit	$1,046	$823	$(223)	(21%)

Profit per common share - diluted	$1.52	$1.24	$(0.28)	(18%)

▪
Machinery and Engines sales improved $657 million despite the impact of planned declines in North American dealer machine inventories, the severe drop in demand for on-highway truck engines and weakness in North American construction sales. The strength of economies outside North America, our broad global footprint and growth in diversified service businesses, including the acquisition of Progress Rail, were positive.

▪
Core operating cost increases were primarily attributable to higher manufacturing costs. The increase in manufacturing costs was due primarily to operating inefficiencies and higher material costs. Operating inefficiencies were the result of a significant decline in on-highway truck engine production, selected supply chain challenges, inefficiencies related to new product introductions and capacity increases. Our manufacturing costs were also up from last year’s levels due to transitional costs associated with the launch of the Cat Production System. Selling, General and Administrative (SG&A) and Research and Development (R&D) combined as a percent of sales remained essentially flat with last year.

▪	During the second quarter 6.6 million shares were repurchased at a cost of $506 million.

Full-Year 2007 Outlook
(Dollars in billions except per share data)

	2006	Previous	Current
	Actual	2007 Outlook	2007 Outlook

Sales and Revenues	$41.5	$42.0 to $44.0	About $44

Profit per common share - diluted	$5.17	$5.30 to $5.80	$5.30 to $5.80

▪
Sales outside North America are expected to be up 24 percent from 2006, or about $4.5 billion—more than offsetting a $2.4 billion, or 12 percent, decline in North America. This reflects solid 2007 economic and industry growth in most of the world outside North America.

▪	Below trend economic growth in the United States for 2007—Gross Domestic Product (GDP) of about 2.1 percent

▪	Weak U.S. housing starts—1.4 million in 2007

▪	Continued expectation of a very weak industry for heavy-duty truck engines

▪	Continued strength in commodity prices at levels sufficient to encourage investment

▪	$0.4 billion increase from 2006 in Revenues of Financial Products

▪	The outlook for profit per share reflects an improvement in core operating cost comparisons during the second half of the year.

A question and answer section has been included in this release starting on page 17.

DETAILED ANALYSIS
Second Quarter 2007 vs. Second Quarter 2006

The chart above graphically illustrates reasons for the change in consolidated sales and revenues between second quarter 2006 (at left) and second quarter 2007 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. The bar entitled Machinery Volume includes Progress Rail sales. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for second quarter 2007 were $11.356 billion, up $751 million, or 7 percent, from second quarter 2006. Machinery volume including Progress Rail was up $203 million. Excluding Progress Rail, Machinery volume was down $208 million. Engines volume was up $88 million. Currency had a positive impact on sales of $198 million due primarily to the strengthening of the euro. Price realization improved $168 million despite unfavorable geographic mix. In addition, Financial Products revenues increased $94 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Latin America	% Change	Asia/ Pacific	% Change

Second Quarter 2006
Machinery	$6,875		$3,764		$1,680		$667		$764
Engines[1]	3,081		1,447		998		233		403
Financial Products[2]	649		458		95		48		48

	$10,605		$5,669		$2,773		$948		$1,215

Second Quarter 2007
Machinery	$7,275	6%	$3,250	(14%)	$2,260	35%	$823	23%	$942	23%
Engines[1]	3,338	8%	1,338	(8%)	1,263	27%	262	12%	475	18%
Financial Products[2]	743	14%	508	11%	109	15%	66	38%	60	25%

	$11,356	7%	$5,096	(10%)	$3,632	31%	$1,151	21%	$1,477	22%

[1] Does not include internal engines transfers of $647 million and $599 million in second quarter 2007 and 2006, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.

[2] Does not include internal revenues earned from Machinery and Engines of $103 million and $119 million in second quarter 2007 and 2006, respectively.

Machinery Sales

Sales were $7.275 billion in second quarter 2007, an increase of $400 million, or 6 percent, from second quarter 2006.

▪	Excluding Progress Rail, machine volume decreased $208 million. Sales volume declined in North America but increased in all other regions.

▪	Price realization increased $62 million.

▪	Currency benefited sales by $135 million.

▪	Geographic mix between regions (included in price realization) was $59 million unfavorable due to a decrease in North American sales compared to second quarter 2006.

▪	The acquisition of Progress Rail added $411 million to sales in North America.

▪
A primary driver of the decline in sales volume was the joint undertaking with dealers to reduce their inventories. Dealers reported inventories at the end of the quarter lower than a year earlier in both dollars and months of supply.

▪
Sales volume declined significantly in North America due to sizable reductions in dealer inventories and an unfavorable economic environment for key industries in the United States. Problems included a severe downturn in housing construction, a decline in contracting for both nonresidential building and highway construction and much lower coal production.

▪
As in the first quarter, sales volume increased in all regions outside North America with the Europe, Africa and the Middle East (EAME) region particularly strong. Interest rates generally remained favorable, and most economies experienced strong growth. Higher commodity prices improved budget revenues for many governments, particularly in emerging markets. As a result, construction grew in many countries, often 10 percent or more.

▪
Throughout the world, including the United States, metals mining and petroleum remained favorable for machine sales. Metals prices continued to rise during the quarter and were well above year earlier prices. Oil and natural gas prices, although not much different from a year earlier, remained extremely favorable for new investment. Both drill rig and pipeline activity increased.

▪
Coal mining was favorable, except in the United States. International contract prices for thermal coal increased 6 percent, and output increased in the major producing countries of China, Indonesia and South Africa.

North America - Sales declined $514 million, or 14 percent.

▪	Progress Rail sales were $411 million. Excluding Progress Rail, sales volume decreased $922 million.

▪
The major contributor to lower sales volume was a joint effort to significantly reduce dealer inventories to improve velocity and better cope with weaker economic conditions. Dealer inventories declined almost $800 million in the second quarter compared to a decline of about $200 million in second quarter 2006. As a result, reported dealer inventories at the end of the quarter were well below a year earlier in both dollars and months of supply.

▪	Price realization decreased $3 million.

▪
The economic environment facing many key industries in the United States was unfavorable. Activity declined in some sectors, output prices fell in others and uncertainty about the future increased. As a result, users curtailed fleet expansions and delayed replacement purchases, even in some applications where activity and output prices were favorable. In addition, dealers added fewer units to their rental fleets and let existing fleets age.

▪
Housing construction continued to decline in the second quarter. Housing starts in the United States were 21 percent lower than in second quarter 2006. New home prices declined, and the inventory of unsold homes remained above normal. Mortgage interest rates increased during the quarter, and lenders tightened standards.

▪
Nonresidential building construction underway remains strong, but contracting for new projects slowed abruptly, possibly in response to lower returns on industrial and retail projects and fewer new home developments. Compared to a year earlier, contracts awarded for commercial and industrial construction declined almost 7 percent, and those for institutional buildings fell 19 percent.

▪
Highway contracts awarded in the second quarter, net of inflation, were almost 7 percent lower than a year earlier. Delays in passing the federal government budget limited the increase in federal funding early in the year.

▪
Coal production fell 6 percent from second quarter 2006, depressing sales of machines used in coal mining. Electric utilities increased output slightly more than 1 percent and continued shifting fuel usage towards natural gas. At the start of the quarter, coal stockpiles were almost 20 percent higher than a year earlier. Spot coal prices improved during the quarter but still averaged more than 10 percent lower than a year earlier.

▪
Metals mining and petroleum were favorable since metals, oil and natural gas prices were attractive for investment. In addition, metals mine output increased almost 2 percent, and pipeline activity strengthened.

EAME - Sales increased $580 million, or 35 percent.

▪	Sales volume increased $405 million.

▪	Price realization increased $72 million.

▪	European currencies strengthened against the U.S. dollar and benefited sales by $103 million.

▪
The gain in sales volume resulted largely from increases in deliveries to end users, as reported by dealers. Dealers also increased inventories to support that growth, but reported inventories in months of supply were lower than a year earlier.

▪
Sales volume in Europe continued to benefit from good economic growth. Housing permits have declined, but both nonresidential and infrastructure construction grew rapidly. Total construction activity has increased about 7 percent this year. Within the Eurozone, improved corporate profits and increased lending to businesses contributed to growth in nonresidential construction. Governments also increased capital spending, which benefited infrastructure construction.

▪
Sales volume increased rapidly in Africa/Middle East, with most countries participating in that growth. Favorable crude oil prices encouraged a 15 percent increase in drill rig activity, and high metals prices led to more mine development. Higher coal prices caused South African coal production to increase more than 7 percent this year. Favorable commodity prices, along with greater output, let governments increase foreign exchange holdings more than 20 percent and expand spending. Significant construction activity is underway; year-to-date construction increased 17 percent in South Africa, 16 percent in Turkey and 10 percent in Egypt. Infrastructure booms are underway in several Middle Eastern countries.

▪
Sales volume in the Commonwealth of Independent State (CIS) nearly doubled with the gain largely occurring in Russia. Higher commodity prices and low interest rates allowed strong economic growth and improved the government’s budget. The Russian government raised expenditures more than 35 percent year to date, increased the budget surplus and increased foreign exchange reserves more than 60 percent. As a result, construction has increased 25 percent year to date.

Latin America - Sales increased $156 million, or 23 percent.

▪	Sales volume increased $132 million.

▪	Price realization rose $13 million.

▪	Currency benefited sales by $11 million.

▪
Dealers increased machine inventories in anticipation of stronger customer demand which accounted for the growth in sales volume. However, reported inventories in months of supply were about even with last year’s low supply figures.

▪	Dealers reported a slight decline in deliveries compared to second quarter last year, which was the highest quarter on record. Economic factors impacting sales remained positive.

▪
Most governments kept inflation under control, allowing them to maintain low interest rates. Regional exports grew about 13 percent, and governments increased foreign exchange reserves 25 percent. These factors contributed to good growth in construction.

▪
Favorable prices encouraged increased mining output. Chile, the world’s largest copper producer, increased exports 24 percent year to date, and Brazil, a major iron ore producer, increased exports 35 percent.

Asia/Pacific - Sales increased $178 million, or 23 percent.

▪	Sales volume increased $118 million.

▪	Price realization increased $39 million.

▪	Currency benefited sales by $21 million.

▪
The gain in sales volume resulted from an increase in deliveries to end users as reported by dealers. Dealers reduced reported inventories during the quarter, leaving them lower than last year in terms of both dollars and months of supply.

▪
China and India both raised interest rates, but those changes had little impact on economic growth. Most other countries either held rates steady or lowered them. As a result, regional economic growth likely continued near a 7 percent rate. Construction increased rapidly, with 11 percent growth in both Australia and India. In China, year-to-date spending on housing construction increased 30 percent, and spending on office construction rose 29 percent.

▪
Mining benefited from higher metals and coal prices. Australia increased exploration spending 40 percent in the first quarter, and mine production increased 13 percent. Year to date, China’s production of coal rose 12 percent, and Indonesia, a major coal exporter, had a 49 percent increase in all mineral exports.

Engines Sales

Sales were $3.338 billion in second quarter 2007, an increase of $257 million, or 8 percent, from second quarter 2006.

▪	Sales volume increased $88 million.

▪	Price realization increased $106 million.

▪	Currency benefited sales by $63 million.

▪	Geographic mix between regions (included in price realization) was $12 million favorable.

▪	Dealer reported inventories in constant dollars and months of supply were up but continued to be supported by strong delivery rates.

▪	Significant increases in sales for electric power, petroleum, marine and industrial applications have more than offset a $380 million decline in on-highway truck engine sales.

▪	Price realization for the second quarter 2007 benefited from price increases implemented in the third quarter 2006 and first quarter 2007.

North America - Sales decreased $109 million, or 8 percent.

▪	Sales volume decreased $141 million.

▪	Price realization increased $32 million.

▪
Sales for on-highway truck applications declined $366 million due to less than anticipated demand for the 2007 model year engines and continuing transition of several original equipment manufacturers (OEMs) to the 2007 emissions technology engines.

▪
Sales for petroleum applications increased 47 percent due to high oil and gas commodity prices leading to strong engine demand from exploration and production companies along with success from gas pipeline and storage construction projects. Turbine sales increased with strong sales in North American natural gas transmission.

▪	Sales for electric power applications increased 41 percent supported by data center installations.

EAME - Sales increased $265 million, or 27 percent.

▪	Sales volume increased $184 million.

▪	Price realization increased $34 million.

▪	Currency benefited sales by $47 million.

▪	Sales for electric power applications increased 32 percent with strong demand for large gas units and Middle East rental fleet expansion. Turbines increased with sales into large power plant projects.

▪	Sales for petroleum applications increased 50 percent based on widespread demand for engines used in drilling applications and turbines and turbine-related services to support oil production.

▪	Sales for marine applications increased 24 percent with increased demand for workboats, commercial oceangoing vessels and cruise ships.

▪	Sales for industrial applications increased 9 percent with widespread demand for agriculture and other types of OEM equipment.

Latin America - Sales increased $29 million, or 12 percent.

▪	Sales volume increased $26 million.

▪	Price realization increased $3 million.

▪	Sales for electric power engines increased 61 percent from widespread investment supported by strong oil and commodity prices.

▪	Sales into truck applications declined 48 percent as a result of reduced demand. Latin American truck facilities decreased exports of trucks destined for North America.

▪	Sales for marine applications more than tripled due to increased workboat activity, which supports the petroleum industry.

Asia/Pacific - Sales increased $72 million, or 18 percent.

▪	Sales volume increased $31 million.

▪	Price realization increased $25 million.

▪	Currency benefited sales by $16 million.

▪	Sales for petroleum applications increased 30 percent as Chinese drill rig builders manufactured at record levels for domestic and export use.

▪	Sales for marine applications increased 54 percent with continued strong demand for workboat and offshore shipbuilding. Large diesel demand grew in the offshore and general cargo industries.

▪	Sales for electric power applications decreased by 24 percent driven by delays in securing financing for several key projects.

▪	Sales for industrial applications increased 60 percent with widespread demand for engines used in agriculture and other types of OEM applications.

Financial Product Revenues

Revenues were $743 million in second quarter 2007, an increase of $94 million, or 14 percent, from second quarter 2006.

▪	Growth in average earning assets increased revenues $40 million.

▪	The impact of higher interest rates on new and existing finance receivables benefited revenues $30 million.

▪	Other revenues increased $16 million due to the absence of a write-down of a marine-related asset in second quarter 2007 compared to second quarter 2006.

▪	Revenues from earned premiums at Cat Insurance increased $14 million.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between second-quarter 2006 (at left) and second-quarter 2007 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees. The bar entitled Consolidating Adjustments/M&E Other Operating Expense includes the operating profit impact of Progress Rail.

Operating Profit

Operating profit in second quarter 2007 decreased $266 million, or 18 percent, from last year, driven by higher core operating costs, partially offset by higher price realization.

Core Operating costs rose $435 million from second quarter 2006. Of this increase, $394 million was due to increased manufacturing costs. The increase in manufacturing costs was due primarily to operating inefficiencies and higher material costs. Operating inefficiencies were the result of a significant decline in on-highway truck engine production, selected supply chain challenges, inefficiencies related to new product introductions and capacity increases. Our manufacturing costs were also up from last year’s levels due to transitional costs associated with the launch of the Cat Production System. SG&A and R&D combined as a percent of sales remained essentially flat with last year.

Manufacturing and non-manufacturing costs were impacted about equally by a second quarter 2007 charge of $44 million to recognize previously unrecorded liabilities related to a subsidiary pension plan.

Operating Profit by Principal Line of Business
(Millions of dollars)	Second Quarter 2006	Second Quarter 2007	$ Change	% Change

Machinery[1]	$986	$741	$(245)	(25%)
Engines[1]	435	379	(56)	(13%)
Financial Products	157	184	27	17%
Consolidating Adjustments	(99)	(91)	8

Consolidated Operating Profit	$1,479	$1,213	$(266)	(18%)

[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit by Principal Line of Business

▪
Machinery operating profit of $741 million was down $245 million, or 25 percent, from second quarter 2006. Improved price realization was offset by the unfavorable impact of lower sales volume and higher core operating costs.

▪
Engines operating profit of $379 million was down $56 million, or 13 percent, from second quarter 2006. Higher sales volume and improved price realization were offset by higher core operating costs including a $44 million charge to recognize previously unrecorded liabilities related to a subsidiary pension plan. Continued strength in our commercial engines industries has allowed us to offset much of the profit decline in the on-highway truck engine industry.

▪
Financial Products operating profit of $184 million was up $27 million, or 17 percent, from second quarter 2006. The increase was primarily attributable to a $26 million impact from improved net yield on average earning assets and the absence of a $16 million write-down of a marine-related asset, partially offset by an $11 million decrease in operating profit at Cat Insurance due to higher claims experience.

Other Profit/Loss Items

▪	Other income/(expense) was $70 million of income compared with $50 million of income in second quarter 2006. The improvement was due to favorable impacts of currency.

▪
The provision for income taxes in the second quarter reflects an estimated annual tax rate of 32 percent for 2007 compared to 31 percent for the second quarter 2006 and 29 percent for the full year 2006. The increase is primarily due to the repeal of Extraterritorial Income Exclusion (ETI) benefits in 2007 as well as a change in our geographic mix of profits.

▪
Equity in profit/(loss) of unconsolidated affiliated companies was income of $5 million compared with income of $32 million in the second quarter of 2006. As previously announced, we are currently negotiating definitive agreements with Mitsubishi Heavy Industries that would result in Caterpillar owning a majority stake in Shin Caterpillar Mitsubishi Ltd. (SCM). Second quarter equity in profit/(loss) of unconsolidated affiliated companies reflects a $13 million after-tax charge for net adjustments that were identified during our due diligence procedures. Lower profit at SCM also contributed to the decrease.

Employment

Caterpillar's worldwide employment was 96,315 at the end of the second quarter, up 4,001, or 4 percent, from a year ago. Of the increase, about 1,000 were the result of acquisitions, about 2,000 were salaried and management employees and 1,000 were hourly employees.

Sales & Revenues Outlook for 2007

We are raising our projection of 2007 sales and revenues to about $44 billion, or a 6 percent increase, from 2006. The previous outlook was a range of $42 to $44 billion. The expected improvement from 2006 is from increased volume outside North America, price realization, the impact of Progress Rail and currency impacts. North American machinery and engines sales volume, net of Progress Rail, is expected to be down.

Sales outside North America are expected to be up about $4.5 billion, or 24 percent—more than offsetting a $2.4 billion, or 12 percent, decline in North America. This improvement reflects a continued strong economic performance outside North America.

▪
We expect dealers to further reduce inventories in the second half of this year, mostly in North America and EAME. Dealers should end the year with inventories well below last year, both in dollars and months of supply.

▪
North America will continue to be a weak area in the second half, the result of further dealer inventory reductions, a sharp drop in North American on-highway engine sales and unfavorable economic conditions for many key industries. The likely improvement in second quarter economic growth and the Fed’s continuing focus on inflation concerns prompted us to drop our forecast of interest rate cuts in the second half.

▪
The North American machine industry continued to decline in the second quarter despite the improvement in the economy. Without interest rate relief, we believe economic growth will slow again in the last half, and the machine industry will decline further. Housing, nonresidential construction and coal mining will likely remain weak.

▪
Fortunately, economies outside North America should remain robust. Central banks raised interest rates in the first half, and additional increases in the second half are likely. However, in most countries, rates remain low relative to inflation, and economies should grow almost as fast as last year.

▪
Data for the early months of 2007 indicate strong growth in construction in most countries outside North America. For the year, nonresidential building construction should do well—office rents are up, employment is increasing and business profits are good. Improved government budgets should mean increased spending to upgrade inadequate infrastructures. Housing construction likely will slow since permits are declining in Europe and Australia.

▪
Coal mining should do well outside North America. Contract prices for thermal coal increased 6 percent on April 1, and spot prices have traded above contract prices. Major producing countries increased production early this year, and our forecasts for economic growth indicate coal demand will increase this year. Transportation problems, not demand, are likely to limit coal production.

▪
Metals mining should do well throughout the world, including the United States. Prices of most metals increased over the first half of this year, and we expect only moderate easing in the last half. The past surge in investment should finally result in more consistent growth in mine output this year.

▪
West Texas Intermediate crude oil prices averaged $61.55 per barrel in the first half, and we expect it will average about $63 for the year. That price will be attractive for increased exploration, drilling, pipeline expenditures and tar sands development which should benefit both machine and engine sales.

▪
Contract rates for oceangoing vessels are up this year with the Baltic Exchange Dry Index more than double last year’s rate. Shipyards are contracting for 2009 berths, so demand for marine engines should be strong this year.

North America (United States and Canada) Machinery and Engines sales are expected to decrease about 12 percent in 2007.

▪	We expect dealers will continue to reduce machine inventories in the second half, although not as much as in the first half.

▪
The North American on-highway truck industry should decline about 40 percent this year. Most of this decline is a correction for advance buying and inventory building undertaken last year to cope with the risks of new diesel engine emission standards. However, declining freight volume and some deterioration in truck carrier profit margins have emerged as additional negative factors.

▪
Recent economic data suggest that U.S. economic growth will rebound from the depressed rate of the first quarter, perhaps achieving 3 percent or better growth in the second quarter. This improvement means the Fed is unlikely to reduce interest rates this year.

▪
Without interest rate relief, we believe the second-quarter improvement will prove temporary, and economic growth will slow to 2.5 percent or less in the second half. For the year, we project the economy will grow a little more than 2 percent. As in the past four quarters, industries critical to our businesses are likely to fare worse than the overall economy, and the machine industry should decline further in the second half. Slow economic growth would also unfavorably impact demand for marine pleasure craft engines and standby electric power.

▪
The housing industry took a tremendous battering this past year as housing starts plunged 30 percent from the 2006 peak. The recent increase in mortgage interest rates, tighter lending standards, declining home prices and an overhang of unsold homes suggest even lower starts in the second half. We reduced our forecast of 2007 starts to near 1.4 million units. Total housing units supplied, including mobile homes, should be about 1.5 million units—the lowest since 1992.

▪
Although nonresidential building contracting declined in the first half, leading indicators for this sector are positive, and businesses are borrowing more money. We project some recovery in the second half so that contracting for the full year will be about even with last year. However, the lack of any growth would be unfavorable for construction machinery demand.

▪
Late authorization of federal highway funding means states should have an opportunity to accelerate requests for funds in coming months. We expect that highway contracts awarded will increase in the last half of 2007, resulting in 2 percent growth for the full year. The budget proposal for the next fiscal year (starts October 1) calls for only a 3 percent increase in federal funding which could keep contractors cautious about buying new machines.

▪
Electric utilities have large coal stockpiles and appear to be reducing coal burn in favor of natural gas, so we expect coal production will decline almost 2 percent this year. Lower coal production, mine permitting delays and environmental concerns could discourage mining investment the rest of this year.

▪
We expect metals mining production will increase almost 3 percent this year and expect most metals prices will decline moderately over the last half. However, prices should remain high enough to make new investments profitable.

▪
Oil and natural gas prices should remain attractive for new investments this year. As a result, we expect increased opportunities for machine sales into pipelines and turbine and engine sales for gas compression, drill rigs and well servicing equipment.

▪
The Canadian economy likely will grow more than 2 percent this year. Increased construction, tar sands development and mining growth should create a more favorable environment for the construction machinery industry than in the United States.

EAME Machinery and Engines sales are expected to increase about 29 percent in 2007.

▪	Dealers built inventories in the first half to prepare for increased customer demand. As they complete deliveries to customers, we expect reported inventories will decline sharply in coming months.

▪
Regional growth should exceed 3 percent this year, slightly slower than last year. Europe, Africa/Middle East and the CIS should have above-average growth in both their economies and construction. The good growth should benefit machine sales and demand for standby electric power.

▪
The European Union economy grew at more than a 3 percent rate in the first quarter, and both business surveys and leading indicators suggest continued good growth. We project growth for the full year will be about 2.5 percent.

▪
Both the European Central Bank and the Bank of England raised interest rates this year, and we expect one more increase from both in the last half. Although rate increases have not slowed economies, currencies have strengthened.

▪
Construction was strong in the first half, and we expect growth will continue. Residential building permits declined, and business surveys suggest housing construction will soften. However, both nonresidential and infrastructure construction should strengthen. Industrial capacity utilization reached 84.4 percent in the second quarter, highest since 1990, and businesses have good profits. Government finances improved, allowing increased capital expenditures.

▪
We forecast economic growth will be about 5.5 percent in Africa/Middle East this year, the same as in 2006. Countries will benefit from high energy, metals and agriculture prices and increased production of many of these commodities. Most governments improved budgets and are allocating more funds to infrastructure development.

▪
Inflation rates in both Turkey and South Africa are higher than central banks like, and both will continue high interest rate policies. However, construction has been strong in both countries, and we anticipate good growth for the year. South Africa should also increase production of coal and copper.

▪
We expect the CIS economy will grow more than 7 percent this year, slightly slower than last year. The Russian government’s budget is in excellent shape, which should allow further large increases in spending for infrastructure development and housing construction. Favorable oil, natural gas and metals prices should drive capacity investments in these industries. The Ukrainian economy is growing rapidly, and construction, which was up 12 percent year to date, should continue growing.

Latin America Machinery and Engines sales are expected to increase about 15 percent in 2007.

▪
We project the Latin American economy will grow almost 5 percent this year, compared to 5.5 percent growth last year. Favorable interest rates and better economic growth should support good construction growth in most countries. Mining investment surged sharply the past few years, and production began to improve in the first half of this year. We expect mining investment and production to increase this year.

▪
Brazil steadily lowered interest rates from a peak of 19.75 percent in 2005 to 12 percent in June, and we expect another 50 basis point reduction in the last half of 2007. Lower interest rates should result in faster economic growth this year and an improvement in construction activity. Mining, which was up 5 percent year to date, should have good growth this year.

▪
Economic growth in Chile improved this year, and we forecast better growth than last year despite a recent reversal of an interest rate reduction. Copper mining increased in the first quarter, so the industry should be able to recover from two years of decline. Construction, which rose 7 percent so far this year, should also be up.

▪
We expect Mexico’s economy to slow significantly this year, the result of declining oil production and little growth in exports to the United States. Construction, which rose 2 percent year to date, likely will remain sluggish.

Asia/Pacific Machinery and Engines sales are expected to increase about 20 percent in 2007.

▪
Regional growth should be about 7.5 percent this year, down slightly from last year. Favorable interest rates, good growth in construction and increased mining investment should all support growth in machinery and engine sales.

▪
China has raised both reserve requirements and interest rates several times to slow economic growth and contain inflation. So far these actions have not had much impact, and we forecast economic growth of about 10.5 percent this year, marginally lower than in 2006. Construction and coal mining were up year to date about 25 percent and 12 percent, respectively, and both should continue rapid growth.

▪
Australian economic growth improved in the first quarter, which should prompt the central bank to raise interest rates. However, nonresidential building permits indicate such construction should grow this year, and mining investment should be up significantly. Growth in mining production likely will be limited by transportation capacity.

▪
Indonesia’s recovery in sales should continue in the second half. Interest rates declined 150 basis points this year, and economic growth was almost 6 percent in the first quarter. Both mining and construction should have good years.

▪
The Indian economy started the year strong, with growth of 9 percent overall, 7 percent for mining and 11 percent for construction. Inflation is back within target, so the central bank should be on hold for the rest of the year. Businesses remain confident, and interest rates seem low relative to inflation. As a result, we project that construction and mining will do well.

Financial Products Revenues

▪
We expect continued growth in Financial Products for 2007. Revenues are expected to increase approximately 13 percent versus 2006, primarily due to higher average earning assets and interest rates at Cat Financial and increased premiums at Cat Insurance.

Sales and Revenues Outlook - Midpoint of Range[1]
(Millions of dollars)	2006	2007	%
	Actual	Outlook	Change

Machinery and Engines
North America	$20,155	$17,800	(12%)
EAME	10,287	13,250	29%
Latin America	3,646	4,200	15%
Asia/Pacific	4,781	5,750	20%

Total Machinery and Engines	38,869	41,000	5%

Financial Products[2]	2,648	3,000	13%

Total	$41,517	$44,000	6%

[1] The Consolidated Operating Profit chart below reflects sales and revenues at $44 billion.
[2] Does not include revenues earned from Machinery and Engines of $380 million and $466 million in 2007 and 2006, respectively.

(1)  The PPS outlook is between $5.30 and $5.80. The above chart illustrates operating profit at the midpoint of this profit range. Each of the stair steps in the chart may individually vary within the outlook range.

(2) Other includes the impact of currency, consolidating adjustments, M&E other operating expenses, operating profit of Progress Rail and the effects of rounding.

2007 Outlook - Profit

We expect profit per share to be in the range of $5.30 to $5.80. 2007 is expected to benefit from improved price realization and sales volume, partially offset by higher core operating costs and a higher effective tax rate.

Questions and Answers
Sales and Revenues / Economic & Industry
Q1:	Your economic and industry outlook for 2007 has changed somewhat from your previous outlook. Can you summarize the key differences?
A:
We made several changes. We dropped our forecast of U.S. interest rate cuts in the second half. The prospect of better economic growth in the second quarter means that the Fed will not be facing the challenge of reacting to two consecutive quarters of weak economic growth. Consequently, the Fed will feel more comfortable in holding rates steady in an effort to reduce inflation.

Without interest rate relief, many key industries in the United States face continued unfavorable economic conditions. Housing construction is the most distressed, and we reduced our forecast for new starts from 1.5 million units in 2007 to about 1.4 million units. Nonresidential construction and coal mining will likely remain weak. Overall, we adjusted U.S. economic growth upward slightly, from 2 percent growth in 2007 to a little more than 2 percent.

More positively, economic growth outside North America appears slightly more favorable than we expected in the last report. That improvement occurs even though interest rates are higher than what we assumed in the previous outlook.

Metals and energy price forecasts are higher in this forecast than in the previous outlook. Prices increased more in the first half than we expected, so the moderation in prices that we still expect will start from a higher base.

Q2:
You have highlighted residential construction in the United States as a weak spot and have lowered your estimates. Can you comment on your expectations for residential and nonresidential spending in the United States and worldwide?

A:
U.S. residential construction looks even more distressed now than three months ago, the result of higher mortgage interest rates, falling new home prices, tighter lending standards and limited progress in reducing the stock of unsold new homes. Consequently, we reduced the housing start forecast for this year from 1.5 million units to approximately 1.4 million units.

U.S. nonresidential contracting declined year to date even though some of the supporting factors remained positive—office rents were up, business profits were good, lending to businesses increased and federal highway funding was up. Weakness in building contracting possibly resulted from lower returns on commercial investments and fewer new home developments. Delays in passing the federal budget limited the release of highway funds early in the year. We expect very little growth in nonresidential construction this year, which could cause contractors to be cautious about buying new machines.

Outside the United States prospects for nonresidential construction are favorable. Office rents are up, business profits are high and improved government budgets are allowing more spending on infrastructure.

Q3:	Mining and oil and gas have been very strong industries for the past few years. Can you comment on your expectations going forward from here?
A:
These industries were strong in the first half of this year, and we expect continued strength in the last half. Metals, oil and natural gas prices are well above levels that are attractive for investment and should remain favorable the rest of the year. Investments in both metals mining and energy development should increase this year. We project these industries will be strong worldwide, including in the United States.

Q4:	You are expecting price realization of $850 million for 2007. Can you comment on your projected improvement in the second half of 2007?
A:
Year-over-year price realization is expected to increase in the second half of 2007. Factors driving this increase include: timing of merchandising program spending and stronger sales volume in the second half of 2007 as well as weak price realization in the fourth quarter of 2006.

Q5:
You said you were expecting dealer machine inventories to decline in 2007, particularly in North America. Can you comment on the status during the second quarter? What are your expectations for the full year 2007? What are your expectations for dealer inventory outside North America?

A:
Dealers made excellent progress in reducing their machine inventories in the second quarter. Reported inventories at the end of the quarter were lower than a year earlier in months of supply in all regions except Latin America. In Latin America, months of supply were the same as last year, which was a low figure already.

We project that North American dealers will further reduce inventories in the second half of this year so that reported inventories will be less than at the end of 2006 in both dollars and months supply. Dealers outside North America likely will increase inventories to manage the strong increase in demand expected this year. However, reported inventories in months of supply should end the year lower than at the end of 2006.

Engines

Q6:	How has the severe decline in on-highway truck engine sales impacted overall engine sales and operating profit?
A:
The impact of the decline in truck engine sales has had a significant negative effect on overall engine sales and operating profit. Overall engine sales in the quarter are up $257 million, despite a decline in truck-related sales of $380 million ($366 million in North America). Sales of electric power, petroleum, marine and industrial engines were up $637 million and reflect continued end market strength in those areas.

Engine operating profit declined $56 million from the second quarter of 2006. The negative impact of the drop in on-highway truck was about $150 million, and we had a charge of $44 million to recognize previously unrecorded liabilities related to a subsidiary pension plan. Excluding the impact from truck engines and the pension charge, engines operating profit rose about $140 million.

Q7:	You expected a significant drop in demand in 2007 sales of truck engines as a result of new emissions requirements. How has second-quarter demand come in relative to your expectations?
A:
The transition at our truck OEM customers to the 2007 model year engine has been slower than anticipated. The impact of the 2006 engines in OEMs’ inventories has reduced the demand for the 2007 product. Also, getting our differentiated solution engineered into the various OEMs’ chassis is taking longer than planned, but we feel the transient regeneration capability of our engine will be the solution of choice versus some of our competitors. Our market share in the second half of 2007 should benefit from full availability at all major OEMs, and we expect our market share to return to more traditional levels.

Q8:	What are your current expectations for the full year for the heavy-duty North American truck industry?
A:
For 2007, we are still anticipating a heavy-duty North American truck industry of 175,000 to 180,000 units. Through the first half of 2007, we estimate that heavy-duty truck production is off 40 percent from the first half of last year, compared to the 68 percent unit reduction in our heavy-duty truck engine production.

Q9:
We understand that you’ve invested to increase production capacity of large 3500 series engines. What’s the status? Will your production capability in the second half of the year be higher than the first half?

A:	The capacity increase program is on schedule. The additional capacity will begin in third quarter of this year, and we will continue increasing capacity during the next three years.

Q10:	When will you be ready to talk about your technology for the 2010 on-highway emissions changes?
A:
Caterpillar plans for 2010 emissions technology are ongoing. Our path continues to be in-cylinder emission reduction through the suite of ACERT® technologies, including advanced aftertreatment capability.

Q11:	Are dealer reported inventories for engines at levels you think are appropriate overall?
A:	Yes. Comparing second quarter 2007 to a year earlier, dealer reported inventories in constant dollars and months of supply were up, but continued to be supported by strong delivery rates.

Q12:	We have heard that you have had technical problems with your new on-highway engines. How has the quality of the 2007 engines compared with previous releases?
A:
We are highly satisfied with our projected 2007 engine reliability. The 2007 ACERT® engines are equal to or better than our 2006 models and compare favorably with the historical levels that have resulted in the JD Power Customer Satisfaction awards for Caterpillar truck engines six years in a row.

Costs / Profit / Cash Flow

Q13:	Your outlook for core operating costs for 2007 has increased. It’s higher than your first-quarter outlook of $300 million. What is causing the increase?
A:
Our outlook for core operating costs for 2007 has increased to $700 million. Material costs are expected to be about $150 million higher than originally forecast. Truck engine-related production inefficiencies have been worse than expected, primarily due to lower than anticipated volume. In addition, manufacturing inefficiencies related to supply chain disruption and our focus on improving Order-to-Delivery processes and capacity expansion initiatives essential to achieving our strategic goals have resulted in higher costs.

Q14:	We hear about continuing cost pressure on material costs. What are your expectations for 2007?
A:
We now expect material costs to be up about 1 percent this year. We had expected overall material cost increases to be minimal in 2007. Commodities, like nickel and aluminum, are higher than we expected, and some component suppliers are pushing through higher prices than we planned.

Q15:	You’ve said before that you expect efficiency benefits from the implementation of the Cat Production System. However, your factory efficiencies do not seem to be getting better. Can you comment?
A:
We are implementing enterprise wide changes to our Order-to-Delivery process in an effort to achieve our safety, quality and velocity goals for 2010 and beyond. As we have deployed Cat Production System methodologies, we have also introduced additional quality procedures. These procedures are intended to resolve problems prior to customer delivery and to introduce corrective actions in our factories. The combination of CPS implementation and additional quality procedures has resulted in some cost increase.

Q16:	Can you break down your second quarter core operating costs in more detail?
A:	The following table summarizes the increase in core operating costs in second quarter 2007 versus second quarter 2006:

Core Operating Cost Change (Millions of dollars)	2nd Quarter 2007 vs. 2nd Quarter 2006

Manufacturing Costs	$394
SG&A	41
R&D	0

Total	$435

Core operating costs rose $435 million from second quarter 2006. Of this increase, $394 million was attributable to higher manufacturing costs. The increase in manufacturing costs was primarily due to operating inefficiencies and higher material costs. Operating inefficiencies were the result of a significant decline in on-highway truck engine production, selected supply chain challenges, inefficiencies related to new product introductions and capacity increases. Our manufacturing costs were also up from last year’s levels due to transitional costs associated with the launch of the Cat Production System. SG&A and R&D combined as a percent of sales remained essentially flat with last year.

Manufacturing and non-manufacturing costs were impacted about equally by a second quarter 2007 charge of $44 million to recognize previously unrecorded liabilities related to a subsidiary pension plan.

Q17:	Core operating costs were up $435 million in the second quarter and $642 million year to date. Based on your full-year outlook, what does this mean for costs in the second half of the year?
A:
We expect 2007 core operating costs to be $700 million higher than full year 2006. Operationally, the first half of 2007 included a significant number of new product introductions that tend to temporarily slow production. The second half of 2007 includes much less new product introduction. We are taking action to address the lower volumes forecasted for truck engines, and we are focused on improving our operating efficiencies through the Cat Production System. Cost comparisons with the second half of 2006 should improve. Costs increased in the second half of 2006 and included an expense for a legal dispute settlement. We are also taking action to lower discretionary spending.

Q18:	Can you comment on first-half operating cas flow and expectations for the remainder of 2007?
A:
In the first half of 2007, Machinery and Engines generated $1.477 billion of operating cash flow. While we do not provide an outlook on cash flow, the second half of 2007 should benefit from higher profit and improved inventory performance as compared to the first half. This will allow us to continue to maintain a strong financial position and deliver an excellent return for stockholders.

Q19:	Can you comment on cash deployment in the first half of 2007?
A:
Our priorities for the use of cash are:
▪  Maintain a strong financial position
▪  Fund profitable growth
▪  Maintain well-funded pension plans
▪  Consistently increase dividends
▪  Repurchase common stock.

The solid Machinery and Engines operating cash flow through second quarter 2007 was primarily used for:
▪  Financial position strength; the debt-to-debt-plus-equity ratio for Machinery and Engines was 37.2 percent at the end of second quarter, well within our current target range of 35 to 45 percent. This strong financial position provides flexibility to take advantage of future opportunities.
▪  Capital Expenditures, $575 million, primarily for additional capacity including replacement of older machines and to support new product introductions
▪  Acquisitions, $181 million, primarily to grow our remanufacturing operations
▪  Maintain well-funded pension plans; during the first half of 2007, $33 million of contributions were made to global pension plans. Due to the well-funded status of our pension plans, required contributions over the next three years are expected to be limited.
▪  Dividends, $386 million. The quarterly dividend rate was increased 20 percent to $0.36 per share in June; this is our third consecutive year of a 20 percent or greater dividend increase and our fourteenth consecutive increase in the annual dividend.
▪  Stock repurchase, $1.017 billion for 14.7 million shares, of which 6.2 million shares were repurchased under the recently announced $7.5 billion stock repurchase program.

Q20:	Last summer you acquired Progress Rail. In general, how has it performed?
A:
We are very pleased with the performance of Progress Rail since it was acquired in June 2006. Actual results were better than we had projected in both 2006 and in the first half of 2007. Sales, operating profit and operating profit as a percent of sales are all higher than anticipated at the time of acquisition. In the second quarter of 2007, Progress Rail sales were $411 million.

GLOSSARY OF TERMS
1.
Cat Production System (CPS) - The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality and velocity goals for 2010 and beyond.

2.	Consolidating Adjustments - Eliminations of transactions between Machinery and Engines and Financial Products.
3.	Core Operating Costs - Machinery and Engines variable manufacturing cost change adjusted for volume and change in period costs. Excludes the impact of currency.
4.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.
Diversified Service Businesses - A service business or a business containing an important service component. These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

6.	EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
7.	Earning Assets - These assets consist primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
8.
Engines - A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machine and engine components and remanufacturing services for other companies. Reciprocating engines meet power needs ranging from 5 to 21,500 horsepower (4 to more than 16 000 kilowatts). Turbines range from 1,600 to 20,500 horsepower (1 200 to 15 000 kilowatts).

9.
Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their respective subsidiaries. Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

10.	Latin America - Geographic region including Central and South American countries and Mexico.

11.
Machinery - A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders and related parts. Also includes logistics services for other companies and the design, manufacture, remanufacture, maintenance and services of rail-related products.

12.
Machinery and Engines (M&E) - Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

13.
Manufacturing Costs - Manufacturing costs represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machine and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.	M&E Other Operating Expenses - Comprised primarily of gains (losses) on disposal of long-lived assets, long-lived asset impairment charges and impairment of goodwill.
15.	Operating Profit - Sales and revenues minus operating costs.
16.	Period Costs - Comprised of Machinery and Engines period manufacturing costs, SG&A expense and R&D expense.
17.
Price Realization - The impact of net price changes excluding currency and new product introductions. Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

18.	Profit - Consolidated profit before taxes less provision for income taxes plus equity in profit (loss) of unconsolidated affiliated companies.
19.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts as well as the incremental revenue impact of new product introductions. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with product mix—the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

20.
6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

MACHINERY AND ENGINES

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 28-33 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

SAFE HARBOR

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will", "expect", “anticipate” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions; currency exchange or interest rates; political stability; market acceptance of the company's products and services; significant changes in the competitive environment; epidemic diseases; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company's Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. This filing is available on our website at www.cat.com/sec_filings. We do not undertake to update our forward-looking statements.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Rusty Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Sales and revenues:
Sales of Machinery and Engines	$10,613	$9,956	$19,934	$18,699
Revenues of Financial Products	743	649	1,438	1,298

Total sales and revenues	11,356	10,605	21,372	19,997

Operating costs:
Cost of goods sold	8,300	7,416	15,436	13,968
Selling, general and administrative expenses	968	881	1,858	1,702
Research and development expenses	350	343	690	650
Interest expense of Financial Products	279	256	550	488
Other operating expenses	246	230	485	492

Total operating costs	10,143	9,126	19,019	17,300

Operating profit	1,213	1,479	2,353	2,697

Interest expense excluding Financial Products	80	66	159	134
Other income (expense)	70	50	181	93

Consolidated profit before taxes	1,203	1,463	2,375	2,656

Provision for income taxes	385	449	760	819

Profit of consolidated companies	818	1,014	1,615	1,837

Equity in profit (loss) of unconsolidated affiliated companies	5	32	24	49

Profit	$823	$1,046	$1,639	$1,886

Profit per common share	$1.28	$1.58	$2.55	$2.83

Profit per common share - diluted [1]	$1.24	$1.52	$2.47	$2.72

Weighted average common shares outstanding (millions)
- Basic	640.5	662.1	642.4	666.7
- Diluted [1]	662.8	688.5	664.3	693.8

Cash dividends declared per common share	$.66	$.55	$.66	$.55

[1] Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc. Condensed Consolidated Statement of Financial Position (Unaudited) (Millions of dollars)
	June 30,	Dec. 31,
	2007	2006

Assets
Current assets :
Cash and short-term investments	$562	$530
Receivables - trade and other	7,835	8,607
Receivables - finance	6,821	6,804
Deferred and refundable income taxes	1,055	733
Prepaid expenses and other current assets	751	638
Inventories	7,106	6,351

Total current assets	24,130	23,663

Property, plant and equipment - net	9,127	8,851
Long-term receivables - trade and other	706	860
Long-term receivables - finance	12,711	11,531
Investments in unconsolidated affiliated companies	551	562
Noncurrent deferred and refundable income taxes	2,111	1,949
Intangible assets	467	387
Goodwill	1,937	1,904
Other assets	1,766	1,742

Total assets	$53,506	$51,449

Liabilities
Current liabilities :
Short-term borrowings:
-- Machinery and Engines	$436	$165
-- Financial Products	5,280	4,990
Accounts payable	4,130	4,085
Accrued expenses	2,952	2,923
Accrued wages, salaries and employee benefits	814	938
Customer advances	1,275	921
Dividends payable	230	194
Other current liabilities	803	1,145
Long-term debt due within one year:
-- Machinery and Engines	469	418
-- Financial Products	3,416	4,043

Total current liabilities	19,805	19,822

Long-term debt due after one year:
-- Machinery and Engines	3,670	3,694
-- Financial Products	14,285	13,986
Liability for postemployment benefits	5,906	5,879
Other liabilities	2,009	1,209

Total liabilities	45,675	44,590

Stockholders’ equity
Common stock	2,655	2,465
Treasury stock	(8,154)	(7,352)
Profit employed in the business	15,951	14,593
Accumulated other comprehensive income	(2,621)	(2,847)

Total stockholders’ equity	7,831	6,859

Total liabilities and stockholders’ equity	$53,506	$51,449
Certain amounts for prior periods have been reclassified to conform to the current period financial statement presentation.

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)
	Six Months Ended June 30,
	2007	2006

Cash flow from operating activities:
Profit	$1,639	$1,886
Adjustments for non-cash items:
Depreciation and amortization	849	802
Other	71	94
Changes in assets and liabilities:
Receivables - trade and other	987	(762)
Inventories	(691)	(755)
Accounts payable and accrued expenses	(46)	356
Other assets - net	(300)	23
Other liabilities - net	727	277

Net cash provided by (used for) operating activities	3,236	1,921

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(582)	(552)
Expenditures for equipment leased to others	(621)	(532)
Proceeds from disposals of property, plant and equipment	208	319
Additions to finance receivables	(6,356)	(5,114)
Collections of finance receivables	5,233	4,079
Proceeds from the sale of finance receivables	84	980
Investments and acquisitions (net of cash acquired)	(174)	(419)
Proceeds from sale of available-for-sale securities	119	219
Investments in available-for-sale securities	(217)	(296)
Other - net	285	167

Net cash provided by (used for) investing activities	(2,021)	(1,149)

Cash flow from financing activities:
Dividends paid	(386)	(335)
Common stock issued, including treasury shares reissued	223	349
Treasury shares purchased	(1,017)	(2,411)
Excess tax benefit from stock-based compensation	97	147
Proceeds from debt issued (original maturities greater than three months)	5,259	5,033
Payments on debt (original maturities greater than three months)	(5,453)	(5,595)
Short-term borrowings (original maturities three months or less)--net	86	1,564

Net cash provided by (used for) financing activities	(1,191)	(1,248)

Effect of exchange rate changes on cash	8	16

Increase (decrease) in cash and short-term investments	32	(460)

Cash and short-term investments at beginning of period	530	1,108

Cash and short-term investments at end of period	$562	$648

Certain amounts for prior periods have been reclassified to conform to the current period financial statement presentation.
All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2007 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$10,613	$10,613	$-	$-
Revenues of Financial Products	743	-	846	(103)[2]

Total sales and revenues	11,356	10,613	846	(103)

Operating costs:
Cost of goods sold	8,300	8,300	-	-
Selling, general and administrative expenses	968	853	120	(5)[3]
Research and development expenses	350	350	-	-
Interest expense of Financial Products	279	-	279	-
Other operating expenses	246	(10)	263	(7)[3]

Total operating costs	10,143	9,493	662	(12)

Operating profit	1,213	1,120	184	(91)

Interest expense excluding Financial Products	80	83	-	(3)[4]
Other income (expense)	70	(36)	18	88 [5]

Consolidated profit before taxes	1,203	1,001	202	-

Provision for income taxes	385	316	69	-

Profit of consolidated companies	818	685	133	-

Equity in profit (loss) of unconsolidated affiliated companies	5	4	1	-
Equity in profit of Financial Products' subsidiaries	-	134	-	(134)[6]

Profit	$823	$823	$134	$(134)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended June 30, 2006 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$9,956	$9,956	$-	$-
Revenues of Financial Products	649	-	768	(119)[2]

Total sales and revenues	10,605	9,956	768	(119)

Operating costs:
Cost of goods sold	7,416	7,416	-	-
Selling, general and administrative expenses	881	777	113	(9)[3]
Research and development expenses	343	343	-	-
Interest expense of Financial Products	256	-	259	(3)[4]
Other operating expenses	230	(1)	239	(8)[3]

Total operating costs	9,126	8,535	611	(20)

Operating profit	1,479	1,421	157	(99)

Interest expense excluding Financial Products	66	70	-	(4)[4]
Other income (expense)	50	(80)	35	95 [5]

Consolidated profit before taxes	1,463	1,271	192	-

Provision for income taxes	449	384	65	-

Profit of consolidated companies	1,014	887	127	-

Equity in profit (loss) of unconsolidated affiliated companies	32	32	-	-
Equity in profit of Financial Products' subsidiaries	-	127	-	(127)[6]

Profit	$1,046	$1,046	$127	$(127)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2007 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$19,934	$19,934	$-	$-
Revenues of Financial Products	1,438	-	1,645	(207)[2]

Total sales and revenues	21,372	19,934	1,645	(207)

Operating costs:
Cost of goods sold	15,436	15,436	-	-
Selling, general and administrative expenses	1,858	1,638	230	(10)[3]
Research and development expenses	690	690	-	-
Interest expense of Financial Products	550	-	551	(1)[4]
Other operating expenses	485	(14)	513	(14)[3]

Total operating costs	19,019	17,750	1,294	(25)

Operating profit	2,353	2,184	351	(182)

Interest expense excluding Financial Products	159	163	-	(4)[4]
Other income (expense)	181	(36)	39	178 [5]

Consolidated profit before taxes	2,375	1,985	390	-

Provision for income taxes	760	629	131	-

Profit of consolidated companies	1,615	1,356	259	-

Equity in profit (loss) of unconsolidated affiliated companies	24	22	2	-
Equity in profit of Financial Products' subsidiaries	-	261	-	(261)[6]

Profit	$1,639	$1,639	$261	$(261)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Six Months Ended June 30, 2006 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$18,699	$18,699	$-	$-
Revenues of Financial Products	1,298	-	1,514	(216)[2]

Total sales and revenues	19,997	18,699	1,514	(216)

Operating costs:
Cost of goods sold	13,968	13,968	-	-
Selling, general and administrative expenses	1,702	1,501	216	(15)[3]
Research and development expenses	650	650	-	-
Interest expense of Financial Products	488	-	492	(4)[4]
Other operating expenses	492	28	479	(15)[3]

Total operating costs	17,300	16,147	1,187	(34)

Operating profit	2,697	2,552	327	(182)

Interest expense excluding Financial Products	134	138	-	(4)[4]
Other income (expense)	93	(131)	46	178 [5]

Consolidated profit before taxes	2,656	2,283	373	-

Provision for income taxes	819	693	126	-

Profit of consolidated companies	1,837	1,590	247	-

Equity in profit (loss) of unconsolidated affiliated companies	49	48	1	-
Equity in profit of Financial Products' subsidiaries	-	248	-	(248)[6]

Profit	$1,886	$1,886	$248	$(248)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Cash Flow For The Six Months Ended June 30, 2007
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$1,639	$1,639	$261	$(261)[2]
Adjustments for non-cash items:
Depreciation and amortization	849	512	337	-
Undistributed profit of Financial Products	-	(261)	-	261	[3]
Other	71	47	(146)	170	[4]
Changes in assets and liabilities:
Receivables - trade and other	987	(57)	(20)	1,064	4/5
Inventories	(691)	(691)	-	-
Accounts payable and accrued expenses	(46)	(146)	36	64	[4]
Other assets - net	(300)	(255)	2	(47)[4]
Other liabilities - net	727	689	8	30	[4]

Net cash provided by (used for) operating activities	3,236	1,477	478	1,281

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(582)	(575)	(7)	-
Expenditures for equipment leased to others	(621)	-	(627)	6	[4]
Proceeds from disposals of property, plant and equipment	208	13	196	(1)[4]
Additions to finance receivables	(6,356)	-	(17,369)	11,013	[5]
Collections of finance receivables	5,233	-	16,846	(11,613)[5]
Proceeds from the sale of finance receivables	84	-	777	(693)[5]
Net intercompany borrowings	-	35	(29)	(6)[6]
Investments and acquisitions (net of cash acquired)	(174)	(181)	-	7	[7]
Proceeds from sale of available-for-sale securities	119	7	112	-
Investments in available-for-sale securities	(217)	(8)	(209)	-
Other - net	285	81	206	(2)[7]

Net cash provided by (used for) investing activities	(2,021)	(628)	(104)	(1,289)

Cash flow from financing activities:
Dividends paid	(386)	(386)	-	-
Common stock issued, including treasury shares reissued	223	223	(2)	2	[7]
Treasury shares purchased	(1,017)	(1,017)	-	-
Excess tax benefit from stock-based compensation	97	97	-	-
Net intercompany borrowings	-	29	(35)	6	[6]
Proceeds from debt issued (original maturities greater than three months)	5,259	43	5,216	-
Payments on debt (original maturities greater than three months)	(5,453)	(49)	(5,404)	-
Short-term borrowings (original maturities three months or less)--net	86	267	(181)	-

Net cash provided by (used for) financing activities	(1,191)	(793)	(406)	8

Effect of exchange rate changes on cash	8	4	4	-

Increase (decrease) in cash and short-term investments	32	60	(28)	-
Cash and short-term investments at beginning of period	530	319	211	-

Cash and short-term investments at end of period	$562	$379	$183	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Change in investment and common stock related to Financial Products.

Caterpillar Inc. Supplemental Data for Cash Flow For The Six Months Ended June 30, 2006
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$1,886	$1,886	$248	$(248)[2]
Adjustments for non-cash items:
Depreciation and amortization	802	470	332	-
Undistributed profit of Financial Products	-	(248)	-	248 [3]
Other	94	90	(186)	190 [4]
Changes in assets and liabilities:
Receivables - trade and other	(762)	(53)	7	(716)[4,5]
Inventories	(755)	(755)	-	-
Accounts payable and accrued expenses	356	271	72	13 [4]
Other assets - net	23	9	(5)	19 [4]
Other liabilities - net	277	273	31	(27)[4]

Net cash provided by (used for) operating activities	1,921	1,943	499	(521)

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(552)	(536)	(27)	11 [4]
Expenditures for equipment leased to others	(532)	-	(548)	16 [4]
Proceeds from disposals of property, plant and equipment	319	20	310	(11)[4]
Additions to finance receivables	(5,114)	-	(18,013)	12,899 [5]
Collections of finance receivables	4,079	-	15,969	(11,890)[5]
Proceeds from the sale of finance receivables	980	-	1,484	(504)[5]
Net intercompany borrowings	-	36	(383)	347 [6]
Investments and acquisitions (net of cash acquired)	(419)	(419)	-	-
Proceeds from sale of available-for-sale securities	219	13	206	-
Investments in available-for-sale securities	(296)	(30)	(266)	-
Other - net	167	13	166	(12)[7]

Net cash provided by (used for) investing activities	(1,149)	(903)	(1,102)	856

Cash flow from financing activities:
Dividends paid	(335)	(335)	-	-
Common stock issued, including treasury shares reissued	349	349	(12)	12 [7]
Treasury shares purchased	(2,411)	(2,411)	-	-
Excess tax benefit from stock-based compensation	147	147	-	-
Net intercompany borrowings	-	383	(36)	(347)[6]
Proceeds from debt issued (original maturities greater than three months)	5,033	102	4,931	-
Payments on debt (original maturities greater than three months)	(5,595)	(501)	(5,094)	-
Short-term borrowings (original maturities three months or less)--net	1,564	721	843	-

Net cash provided by (used for) financing activities	(1,248)	(1,545)	632	(335)

Effect of exchange rate changes on cash	16	9	7	-

Increase (decrease) in cash and short-term investments	(460)	(496)	36	-
Cash and short-term investments at beginning of period	1,108	951	157	-

Cash and short-term investments at end of period	$648	$455	$193	$-

Certain amounts have been reclassified to conform to the current period financial statement presentation.
[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Change in investment and common stock related to Financial Products.